Exhibit 10.26

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (this “Agreement”) is made and entered into as of July ____, 2017 (the “Effective Date”), by and between SI 28, LLC, a California limited liability company (“Landlord”) and CUTERA, INC., a Delaware corporation (“Tenant”).

RECITALS:

A.     .Landlord and Tenant entered into that certain Lease, dated May 2, 2017 (the “Lease”), for those certain premises (the “Premises”) commonly known as 6530 Paseo Padre Parkway, Fremont, California, as more particularly described in the Lease.

B.     .Landlord has not yet delivered possession of the Premises to Tenant and the Commencement Date (as defined in the Lease) has not yet occurred.

C.     .Landlord and Tenant desire to terminate the Lease pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the agreements of the parties set forth in this Agreement and other valuable consideration, the receipt and adequacy of which is hereby acknowledged, Landlord and Tenant agree as follows:

AGREEMENT:

1.     Defined Terms. All capitalized terms in this Agreement not otherwise defined in this Agreement, but defined in the Lease, shall have the same meaning in this Agreement as in the Lease.

2.     Termination of Lease. Effective as of Tenant’s receipt of the Termination Fee (as defined below in Section 4 hereof) (the “Termination Date”), the Lease shall terminate and be of no further force or effect, and neither Landlord nor Tenant shall have any further rights or obligations under the Lease, except for those rights and obligations which this Agreement expressly provides shall survive such termination.

3.     Representations and Warranties.

(a)     Landlord represents and warrants to Tenant that Landlord holds the entire interest of the "Landlord" under the Lease and that the person(s) executing this Agreement on behalf of Landlord are authorized to do so and to bind Landlord to this Agreement.

(b)     Tenant represents and warrants to Landlord that Tenant holds the entire interest of the "Tenant" under the Lease and that the person(s) executing this Agreement on behalf of Tenant are authorized to do so and to bind Tenant to this Agreement.

(c)     Landlord represents to Tenant and Tenant represents to Landlord that, as of the Effective Date, neither Landlord nor Tenant has any claims, counterclaims, defenses or set-offs against the other with respect to the Lease, except as set forth in this Agreement.

4.     Early Termination Fee. In consideration of Tenant’s termination of the Lease, within fourteen (14) days of the Effective Date (the “Outside Date for Termination Fee Payment”), Landlord agrees to pay Tenant immediately available funds in the amount of Four Million and 00/100 Dollars ($4,000,000.00) (the “Termination Fee”). While the Parties acknowledge that Facebook, Inc., a Delaware corporation is expected to ultimately pay a termination fee as part of its lease arrangement with Landlord, it is solely Landlord’s obligation to pay Tenant the Termination Fee by the Outside Date for Termination Fee Payment. Landlord and Tenant acknowledge that Facebook, Inc. is not a party to the Lease, nor this Agreement, and both the Landlord and Tenant agree that Facebook, Inc.’s payment of a termination fee as part of its lease arrangement with Landlord is not a ‘condition precedent’ to either (a) this Agreement becoming effective, or (b) Landlord’s obligation to pay the Termination Fee to Tenant.

5.     Security Deposit/Letter of Credit. Within five (5) business days of the Termination Date, Landlord shall return the Letter of Credit to Tenant and shall also cooperate with Tenant and the issuing bank to execute any documents required to formally terminate/release the Letter of Credit.

6.     Prorations. No rent or other payments are yet due under the Lease, so no prorations will be needed on the Termination Date.

7.     Release of Claims. Each party hereby releases and discharges the other party from all obligations, liabilities, claims, damages, causes of action, costs and expenses arising under the Lease or in any manner connected to the Lease, whether arising prior to the Termination Date or thereafter, provided that nothing in this Section 7 shall be deemed a discharge or release of Landlord or Tenant from their respective obligations under this Agreement and which the Lease specifically provides shall survive the termination of the Lease.

In making this general release, each party acknowledges the provisions of California Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

To the extent that Section 1542 applies to the releases contained herein, each party expressly waives the provisions of California Civil Code Section 1542. Each party agrees that fair consideration has been given for the releases set forth in this Agreement and the parties fully understand their general release of claims and the negotiated terms of this Agreement.

8.     Governing Law. This Agreement shall be governed by the law in the State of California. This Agreement shall be construed in accordance with the common meaning of its terms and not presumptively for or against either party.

9.     Additional Documents. Landlord and Tenant agree to execute and deliver such other documents as may be necessary or appropriate to effectuate the provisions of this Agreement.

10.     Attorneys’ Fees. Should either party institute any legal action or proceeding to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs incurred in connection with the exercise of its rights and remedies hereunder as well as court costs and expert witness fees as the court shall determine.

11.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed one and the same instrument.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Agreement to be executed as of the Effective Date.

LANDLORD:

SI 28, LLC,

a California limited liability company

By:Sobrato Interests 2,

a California limited partnership

Its:Sole Member

By:Sobrato Development Companies, LLC,

a California limited liability company

Its:General Partner

By:

John Michael Sobrato

Its:Manager

TENANT: CUTERA, INC., a Delaware corporation By: Name: James A. Reinstein Its: President & Chief Executive Officer